Exhibit 99.1

SRS Labs Reports 2005 First Quarter Results

Company Reports Improved Net Income Over Last Year’s First Quarter

          SANTA ANA, Calif., May 16 /PRNewswire-FirstCall/ -- SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of innovative audio, voice and semiconductor technology solutions, today reported operating results for the first quarter ended March 31, 2005.

          For the first quarter ended March 31, 2005, the company reported consolidated revenue of $5.2 million, compared to $5.3 million for the same quarter in 2004.  Net income for the quarter was $221,460, or $0.01 diluted earnings per share, compared to net loss of $24,531, or $0.00 diluted earnings per share, for the same period last year.  The overall decline in revenue for the first quarter 2005 from the same period last year is attributable to the previously announced softness in the company’s semiconductor business segment.

          Semiconductor revenue of $2.0 million from the company’s Hong Kong-based subsidiary, Valence Technologies Limited, was down $431,155 from last year’s first quarter revenue of $2.4 million.  The company reported record licensing revenue of $3.3 million for the first quarter, an increase of 12 percent over revenue of $2.9 million in the same period in 2004.  SRS Labs reported consolidated gross margin of 85 percent for the first quarter 2005, compared to 83 percent reported for the same period last year.  Operating expenses decreased $114,577 over the same quarter last year.  The company reported income from operations of $120,398, an increase of $144,476 over the $24,078 loss from operations reported in the first quarter of 2004 and net income of $221,460, an increase of $245,991 over the same quarter last year. Contributing to the year over year increase in net income were profits earned from the relationship with Coming Home Studios, a decrease in tax expense due to international tax planning and relief of withholding tax on royalties earned in Japan.

          The company’s balance sheet remained strong at quarter end with no external debt.  Cash, cash equivalents and long-term investments were $24.0 million.  The company generated net cash from operations of approximately $103 thousand for the first quarter ended March 31, 2005.

          SRS Labs has announced that it will restate its previously reported results for the first three quarters of 2004 to correct its interim accounting for sales and marketing expenses related to trade shows.  The restatements will increase sales and marketing expenses in the period in which trade shows were attended, while reducing sales and marketing expenses in other periods in fiscal 2004.  These restated condensed consolidated financial statements reflect an adjustment to account for trade show expenses as period expenses. The adjustment results in a $159,460 increase in sales and marketing expense for the first fiscal quarter of 2004.  The restatement has no impact on the company’s consolidated net income for fiscal 2004 and does not affect the company’s historical cash flow.  In addition, the company announced that it will also amend its Annual Report on Form 10-K to reflect changes to disclosures affected by the restatement of the quarterly financial statements. For a further description of this change in accounting treatment for trade show expenses, see the company’s Current Report on Form 8-K dated May 13, 2005.

          Business Summary

          SRS Labs’ chairman and CEO Thomas C.K. Yuen said: “While our semiconductor business remained soft, we reported record revenue in our licensing business. We attribute this strong growth in licensing to the fact that our market diversification strategy is resulting in new and expanded business in each of our five key markets.  I am pleased to report that despite lower top line revenue compared to last year’s first quarter, we improved earnings from a net loss of $24,531 or diluted earnings per share of $0.00 in Q1 2004, to net income of $221,460 or diluted earnings per share of $0.01 in Q1 2005.”

          Yuen added: “With positive net income and business momentum, 2005 has begun from a position of strength.  Our licensing business achievements in the first quarter included the penetration of new licensees, revenue growth, and continued execution of our branding strategy.  At the Consumer Electronics Show (“CES”) in January 2005, we announced new licensees in the automotive market segment including Eclipse and Panasonic, and several of our existing OEM customers, including Sony, Toshiba and iRiver, announced new product lines and their expanded use of SRS technologies.  In order to continue to increase our penetration of the PC industry, we announced the availability of new system level audio solutions for computer applications, which allows us to reach an expanded base of product manufacturers in this high volume market. Our branding strategy continues to be successful, as more and more content providers adopted and began broadcasting content in SRS Circle Surround throughout the quarter, resulting in increased logo and brand exposure to consumers.”

          “While our semiconductor business improved 12 percent on a consecutive quarter basis, we showed a decrease of 18 percent over the first quarter of 2004 due to previously disclosed softness which began last year,” Yuen continued.  “However, with our new sales and marketing personnel in place in the first quarter, we are seeing increased sales activities for both ASIC custom chips and ASP standard chips.”

          Business Outlook

          “Looking forward to Q2, we see positive signs from our semiconductor business that we believe will result in increased revenue growth over our first quarter,” Yuen concluded.  “We anticipate that due to the seasonality pattern we experienced last year, Q2 licensing revenue will be lower than our revenue level in Q1.  As for the balance of the year, I believe the inroads we have made in our targeted markets will generate design wins that should contribute to continued revenue improvement.”

          Investors can listen to the company’s conference call live today at 2:00 pm Pacific (5:00 pm Eastern) through the investor section of SRS Labs’ website http://www.srslabs.com/IREvents.asp or http://phx.corporate-ir.net/playerlink.zhtml?c=97327&s=wm&e=1056529.  Please log on at least 15 minutes early to register and follow the instructions to download and install any necessary audio software.  If you are unable to listen to the live web cast, an online replay will be available shortly after the call.  To listen to the call live via telephone, dial (800) 214-1153, ask for the “SRS Labs Q1 Results Conference Call,” and provide the pass code 692145.  To access the taped telephone replay, dial (866) 219-1444 and enter the same pass code.  The telephone replay will be available until May 13 at 12:00 a.m. Pacific time.

          About SRS Labs, Inc.

          SRS Labs is a recognized leader in the advancement of audio and voice technology.  The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques.  SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, DVD players, cell phones, car audio systems, headphones and notebook and desktop computers.  The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies.  Valence Technologies Limited, a Hong-Kong based subsidiary of SRS Labs, is a semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide.  Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea.  For more information about SRS Labs, Inc. please visit www.srslabs.com.  The information on the aforementioned website is not incorporated by reference into this press release.

          Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized.  Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company.  Some of these factors include the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Investor Contact:
Tami Yanito Stegmaier
(949) 442-1070 x 3093
tami@srslabs.com

SRS LABS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,

	2005	2004

		(Restated)
Revenues:
Semiconductor	$1,984,563	$2,415,718
Licensing	3,264,095	2,927,327
Total revenues	5,248,658	5,343,045
Cost of sales:
Semiconductor	728,240	882,734
Licensing	56,345	26,137
Total cost of sales	784,585	908,871
Gross margin	4,464,073	4,434,174
Operating expenses:
Sales and marketing	1,692,378	1,695,368
Research and development	1,182,069	1,208,687
General and administrative	1,469,228	1,554,197
Total operating expenses	4,343,675	4,458,252
Income (loss) from operations	120,398	(24,078)
Equity in income of investee	77,332	—
Other income, net	147,932	237,450
Income before income tax expense	345,662	213,372
Income tax expense	124,202	237,903
Net income (loss)	$221,460	$(24,531)
Net income per common share:
Basic	$0.02	$0.00
Diluted	$0.01	$0.00
Weighted average shares used in the calculation of net income per common share:
Basic	14,241,522	13,746,521
Diluted	15,255,107	16,679,373

SRS LABS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004

	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$7,000,241	$7,011,912
Accounts receivable, net	1,969,922	1,318,665
Inventories, net	548,822	571,280
Prepaid expenses and other current assets	1,383,139	1,337,506
Deferred income taxes	23,406	23,406
Total Current Assets	10,925,530	10,262,769
Investments available for sale	17,001,807	17,261,267
Investment in LLC	2,674,247	2,596,090
Furniture, fixtures and equipment, net	1,835,350	1,995,579
Intangible assets, net	2,653,316	2,660,955
Goodwill	533,031	533,031
Deferred income taxes	209,596	192,750
Total Assets	$35,832,877	$35,502,441
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,122,289	$984,805
Accrued liabilities	1,798,777	1,640,714
Deferred revenue	437,309	436,910
Income taxes payable	—	8,628
Total Current Liabilities	3,358,375	3,071,057
Commitments and contingencies
Stockholders’ Equity
Preferred stock-$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock -- $.001 par value; 56,000,000 shares authorized; 14,689,028 and 14,671,416 shares issued; and 14,247,153 and 14,229,541 shares outstanding at March 31, 2005 and December 31, 2004, respectively	14,690	14,672
Additional paid-in capital	62,604,392	62,523,292
Accumulated other comprehensive loss	(569,182)	(309,722)
Accumulated deficit	(27,631,543)	(27,853,003)
Treasury stock at cost, 441,875 shares at March 31, 2005 and December 31, 2004	(1,943,855)	(1,943,855)
Total Stockholders’ Equity	32,474,502	32,431,384
Total Liabilities and Stockholders’ Equity	$35,832,877	$35,502,441

SOURCE  SRS Labs, Inc.
    -0-                             05/16/2005
    /CONTACT:  Investors, Tami Yanito Stegmaier of SRS Labs, Inc.,
+1-949-442-1070, ext. 3093, tami@srslabs.com/
    /Web site:  http://www.srslabs.com /